As filed with the Securities and Exchange Commission on June 30, 2009
Registration No. 333-159656

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
LORAL SPACE & COMMUNICATIONS INC.
(Exact Name of Registrant as specified in its charter)

Delaware	87-0748324
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

600 Third Avenue
New York, New York 10016
(212) 697-1105
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Avi Katz, Esq.
Senior Vice President, General Counsel, and Secretary
Loral Space & Communications Inc.
600 Third Avenue
New York, New York
(212) 697-1105
(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:
Bruce Kraus, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Maximum		Amount of
Title of Shares	Amount to be	Offering		Aggregate		Registration
to be Registered	Registered	Price per Share(1)		Offering Price(1)		Fee
Voting Common Stock, par value $0.01 per share, to be sold by Selling Stockholders	954,613	$29.47	(1)	$28,132,445.11	(1)	$1,569.79
Non-Voting Common Stock, par value $0.01 per share, to be sold by Selling Stockholders	9,505,673	$29.47	(2)	$280,132,183.31	(2)	$15,631.38

(1)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low reported sales prices on the Nasdaq Global Select Market on May 26, 2009.

(2)
Since there is no market for the Non-Voting Common Stock, the price per share of Non-Voting Common Stock is estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low reported sales prices on the Nasdaq Global Select Market on May 26, 2009 of the Voting Common Stock.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2009

PROSPECTUS

LORAL SPACE & COMMUNICATIONS INC.

Voting Common Stock 954,613 Shares
Non-Voting Common Stock 9,505,673 Shares

This prospectus may be used only for the sale of (i) up to 954,613 shares of our voting common stock and (ii) up to 9,505,673 shares of our non-voting common stock by certain selling stockholders under this prospectus and any prospectus supplement, from time to time, in one or more offerings. We will not receive any proceeds from the sale of the shares offered by this prospectus.  We will pay all the expenses incurred in connection with the registration of these shares.  The selling stockholders will pay any underwriting fees, discounts or commissions and applicable transfer taxes incurred for the sale of these shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest may offer the shares of voting common stock and non-voting common stock described in this prospectus from time to time in public or private transactions, on or off the Nasdaq Global Select Market, in the over-the-counter market or otherwise, at prevailing market prices, or at privately negotiated prices.  The shares offered by this prospectus and any prospectus supplement may be offered directly or through underwriters or dealers. If any underwriters are involved in the sale of any shares offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our voting common stock is traded on the Nasdaq Global Select Market under the symbol “LORL.” On June 29, 2009, the last reported sale price for our voting common stock on the Nasdaq Global Select Market was $27.38 per share.

Our non-voting common stock is not listed on any national securities exchange and currently has no public trading market.  Pursuant to a certain Amended and Restated Registration Rights Agreement, dated as of December 23, 2008, between us and certain funds (the “MHR Funds”) affiliated with MHR Fund Management LLC (“MHR”) named as selling stockholders under this prospectus, we are obligated to list our non-voting common stock on the Nasdaq Global Select Market upon the request of the MHR Funds.  The MHR Funds have deferred our obligation to list these shares until further notice, pursuant to a certain letter agreement, dated June 30, 2009 between us and the MHR Funds.  Accordingly, we will apply to list our non-voting common stock on the Nasdaq Global Select Market only upon the request of the MHR Funds.  We have been informed that the selling stockholders have no current intention to either sell the shares being registered under this prospectus or request that the shares of non-voting common stock be listed on the Nasdaq Global Select Market.  If the selling stockholders were to sell shares of our non-voting common stock under this prospectus without such a listing, we anticipate that the price per share of our non-voting common stock would reflect an appropriate discount of the trading price of our voting common stock, to account for our non-voting common stock’s substantially limited voting power.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.
________________

Investing in our securities involves risks.  Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 6.
________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
________________

The date of this prospectus is          , 2009.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, certain selling stockholders may sell (i) up to 954,613 shares of our voting common stock and (ii) up to 9,505,673 shares of our non-voting common stock as selling stockholders under this prospectus. This prospectus provides you with a general description of the securities any selling stockholder may offer. We may, to the extent necessary, provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholder(s). The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. While the prospectus will be updated to the extent required by law, you should assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate only on the date set forth on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

When we refer to “we,” “our,” “us,” “Loral” and the “Company” in this prospectus, we mean Loral Space & Communications Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

ABOUT LORAL

Through our subsidiaries, we are a leading satellite communications company engaged in satellite manufacturing with investments in satellite-based communications services.

Loral is organized into two operating segments:

Satellite Manufacturing:

Our subsidiary, Space Systems/Loral, Inc. (“SS/L”), designs and manufactures satellites, space systems and space system components for commercial and government customers whose applications include fixed satellite services, direct-to-home broadcasting, mobile satellite services, broadband data distribution, wireless telephony, digital radio, digital mobile broadcasting, military communications, weather monitoring and air traffic management.

Satellite Services:

Until October 31, 2007, the operations of our satellite services segment were conducted through Loral Skynet Corporation (“Loral Skynet”), which leased transponder capacity to commercial and government customers for video distribution and broadcasting, high-speed data distribution, Internet access and communications, and  provided managed network services to customers using a hybrid satellite and ground-based system. It also provided professional services such as fleet operating services to other satellite operators. At October 31, 2007, Loral Skynet had four in-orbit satellites and had one satellite under construction at SS/L.

On October 31, 2007, together with our Canadian partner, Public Sector Pension Investment Board, through Telesat Holdings Inc. (“Telesat Holdings”), a newly-formed joint venture, we completed the acquisition of Telesat Canada from BCE Inc. In connection with this acquisition, we transferred on that same date substantially all of the assets and related liabilities of Loral Skynet to Telesat Holdings. We hold a 64% economic interest and a 33 1/3% voting interest in Telesat Holdings, the ultimate parent company of the resulting new entity. We use the equity method of accounting for our investment in Telesat Holdings.

Loral Space & Communications Inc. was incorporated in Delaware in June 2005 and on November 21, 2005 became the successor to Loral Space & Communications Ltd., which was incorporated in Bermuda in January 1996. Our principal executive offices are located at 600 Third Avenue, New York, New York 10016. Our telephone number is (212) 697-1105 and our website address is www.loral.com. Information contained in our website is not a part of this prospectus.

RISK FACTORS

An investment in the securities involves a significant degree of risk.  You should carefully consider the specific risks described below, those risks set forth under the caption “Risk Factors” in any applicable prospectus supplement and those risks set forth under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) incorporated by reference herein, before making an investment decision. For more information see “Where You Can Find More Information.”

If the selling stockholders were to sell our non-voting common stock before it is listed on an exchange or quoted through a national quotation system, opportunities for resale would be limited by the lack of a liquid market.

Pursuant to a certain Amended and Restated Registration Rights Agreement, dated as of December 23, 2008, between us and the MHR Funds named as selling stockholders under this prospectus, we are obligated to list our shares of non-voting common stock on the Nasdaq Global Select Market, upon the request of the MHR Funds.  The MHR Funds have deferred our obligation to list these shares until further notice, pursuant to a certain letter agreement, dated June 30, 2009 between us and the MHR Funds.  Accordingly, we will apply to list our non-voting common stock on the Nasdaq Global Select Market only upon the request of the MHR Funds.  We have been informed that the selling stockholders have no current intention to either sell the shares being registered under this prospectus or request that the shares of non-voting common stock be listed on the Nasdaq Global Select Market.  There can be no assurance, however, that the Nasdaq Global Select Market will permit our non-voting common stock to be listed.  If the selling stockholders were to sell their shares of non-voting common stock without such a listing, the purchasers of these shares will only be able to resell such shares in off-exchange transactions, unless the shares are subsequently listed.  The limited trading market for our non-voting common stock may reduce the market value of our non-voting common stock and make it difficult for such purchaser to resell shares of the stock on short notice, or at all.

Due to the lack of voting rights, our non-voting common stock is likely to trade at a lower price than our voting common stock.

Our non-voting common stock has substantially less voting power than that of our voting common stock.  Accordingly, it can be anticipated that shares of our non-voting common stock will trade at prices lower than shares of our voting common stock.  For more information about the rights of holders of our non-voting common stock see “Description of our Common Stock.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in “Risk Factors” above and in the documents incorporated by reference. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares voting common stock or non-voting common stock under this prospectus by any selling stockholders.

SELLING STOCKHOLDERS

The table below sets forth the beneficial ownership of our voting common stock and non-voting common stock outstanding as of May 29, 2009 by Dr. Mark H. Rachesky and funds affiliated with MHR Fund Management LLC as selling stockholders.  Percentages of voting common stock are calculated based on 20,317,368 shares of voting common stock outstanding as of April 30, 2009, and percentages of non-voting common stock are based on 9,505,673 shares of non-voting common stock outstanding as of May 29, 2009.

	Shares of Common Stock Owned Prior to Offering Under this Prospectus					Maximum Number of Shares Offered Under this Prospectus(2)			Shares Owned After the Offering Under this Prospectus(2)
Selling Stockholder(1)	Voting		Percentage of Voting	Non- voting	Percentage of Non- Voting	Voting		Non-voting	Voting	Percentage of Voting	Non- voting	Percentage of Non- Voting

MHR Capital Partners Master Account LP	1,113,710		5.5	1,089,120	11.5	73,047	(3)	1,089,120	1,040,663	5.1	0	0
MHR Capital Partners (100) LP	149,042		0.7	125,922	1.3	10,037	(4)	125,922	139,005	0.7	0	0
MHR Institutional Partners LP	2,120,249		10.4	0	0	0	(5)	0	2,120,249	10.4	0	0
MHRA LP	205,097		1.0	0	0	0	(6)	0	205,097	1.0	0	0
MHRM LP	305,004		1.5	0	0	0	(7)	0	305,004	1.5	0	0
MHR Institutional Partners II LP	958,336		4.7	540,200	5.7	0	(8)	540,200	958,336	4.7	0	0
MHR Institutional Partners IIA LP	2,414,383		11.9	1,360,934	14.3	0	(9)	1,360,934	2,414,383	11.9	0	0
MHR Institutional Partners III LP	851,529		4.2	6,389,497	67.2	851,529		6,389,497	0	0	0	0
Dr. Mark H. Rachesky	20,000	(10)	0.1	0	0	20,000		0	0	0	0	0

(1)
MHR Advisors LLC, MHR Institutional Advisors LLC, MHR Institutional Advisors II LLC and MHR Institutional Advisors III LLC serve as the general partner of one or more of the above-named partnerships and, accordingly, may be deemed to be the beneficial owner of securities held by the partnerships. Similarly, Dr. Mark H. Rachesky may be deemed to be a beneficial owner of such securities because he is a managing member of each of such general partner entities. MHR Fund Management LLC is an affiliate of and has an investment management agreement with each of the above-named partnerships and, accordingly, may be deemed to be the beneficial owner of securities held by the partnerships.  Dr. Rachesky may be deemed the beneficial owner of 8,132,350 shares of our voting common stock and 9,505,673 shares of our non-voting common stock, which represents 40.1% and 100% of each series issued and outstanding, respectively.  MHR Fund Management LLC may be deemed the beneficial owner of 8,117,350 shares of our voting common stock and 9,505,673 shares of our non-voting common stock, which represents 40.0% and 100% of each series issued and outstanding, respectively. In addition, 5,000 shares of voting common stock are potentially issuable to Dr. Rachesky upon settelement of 5,000 restricted stock units granted under our Amended and Restricted 2005 Stock Incentive Plan as a component of Dr. Rachesky’s compensation for service on our Board of Directors. See Footnote 10 below.

(2)
We do not know when or in what amounts the selling stockholders may offer their shares for sale. Therefore, for the purposes of this table only, we assume that the selling stockholders sell the maximum number of shares of our voting common stock and non-voting common stock that may be offered by them under this prospectus.

(3)
1,040,663 shares of voting common stock owned by MHR Capital Partners Master Account LP were previously registered under Amendment No. 1 to Form S-3 filed with the SEC August 8, 2008, Registration No. 333-138652 and are not being offered under this prospectus.

(4)
139,005 shares of voting common stock owned by MHR Capital Partners (100) LP were previously registered under Amendment No. 1 to Form S-3 filed with the SEC August 8, 2008, Registration No. 333-138652 and are not being offered under this prospectus.

(5)
2,120,249 shares of voting common stock owned by MHR Institutional Partners LP were previously registered under Amendment No. 1 to Form S-3 filed with the SEC August 8, 2008, Registration No. 333-138652 and are not being offered under this prospectus.

(6)
205,097 shares of voting common stock owned by MHRA LP were previously registered under Amendment No. 1 to Form S-3 filed with the SEC August 8, 2008, Registration No. 333-138652 and are not being offered under this prospectus.

(7)
305,004 shares of voting common stock owned by MHRM LP were previously registered under Amendment No. 1 to Form S-3 filed with the SEC August 8, 2008, Registration No. 333-138652 and are not being offered under this prospectus.

(8)
958,336 shares of voting common stock owned by MHR Institutional Partners II LP were previously registered under Amendment No. 1 to Form S-3 filed with the SEC August 8, 2008, Registration No. 333-138652 and are not being offered under this prospectus.

(9)
2,414,383 shares of voting common stock owned by MHR Institutional Partners IIA, LP were previously registered under Amendment No. 1 to Form S-3 filed with the SEC August 8, 2008, Registration No. 333-138652 and are not being offered under this prospectus.

(10)
15,000 shares of voting common stock were initially granted as restricted stock under our Amended and Restated 2005 Stock Incentive Plan as a component of Dr. Rachesky’s compensation for service on our Board of Directors; of these 15,000 shares, as of May 29, 2009, 12,500 shares have vested and are no longer restricted and 2,500 shares are scheduled to vest on May 20, 2010.  5,000 shares of voting common stock are potentially issuable upon settlement of 5,000 restricted stock units granted under our Amended and Restated 2005 Stock Incentive Plan as a component of Dr. Rachesky’s compensation for service on our Board of Directors; each restricted stock unit has a value equal to one share of the Company’s voting common stock and generally provides the holder with the right to receive one share of common stock or cash equal to one share of common stock, at the option of the Company, at the settlement date.

Material Relationships

The MHR Funds held, as of December 31, 2008, 2007 and 2006, approximately 39.3%, 35.4% and 35.9%, respectively, of the outstanding voting common stock.  As of December 31, 2008, the MHR Funds held 58.7% of the voting common stock and non-voting common stock in the aggregate.  Except for ownership of our shares described above, none of the selling stockholders have had any material relationships with us within the past three years, except as follows:

MHR Preferred Stock Transaction and Related Matters

On February 27, 2007, we completed the sale of $300 million of 7.50% convertible perpetual preferred stock to the MHR Funds pursuant to an Amended and Restated Securities Purchase Agreement with MHR, which was originally executed on October 17, 2006, and which was amended and restated on February 27, 2007 (as so amended and restated, the “Securities Purchase Agreement”). In connection with the Securities Purchase Agreement, we paid MHR a placement fee of $6.75 million and paid $4.4 million in legal and financial advisory fees and out-of-pocket expenses incurred by MHR.

On February 27, 2007, in connection with the Securities Purchase Agreement, we and our subsidiary, Loral Skynet Corporation (“Loral Skynet”), entered into an Amended and Restated Registration Rights Agreement with the MHR Funds. Pursuant to that agreement, in addition to certain piggy-back registration rights granted to the MHR Funds, such funds had the right to demand, under certain circumstances, that their (i) Loral common stock, (ii) Loral Skynet preferred stock, (iii) Loral Skynet notes or (iv) Loral preferred stock, be registered under the Securities Act of 1933, as amended, in each case subject to the terms and conditions of the registration rights agreement. All outstanding shares of Loral Skynet preferred stock and all outstanding Loral Skynet notes have been redeemed and all outstanding shares of Loral preferred stock have been cancelled and, therefore, such securities are no longer subject to registration rights.  The Amended and Restated Registration Rights Agreement was subsequently amended and restated by the New Registration Rights Agreement (as defined below).

Pursuant to the order of the Court of Chancery of the State of Delaware in connection with its September 19, 2008 opinion in the In re: Loral Space and Communications Inc. Consolidated Litigation (the “Implementing Order”), on December 23, 2008, we cancelled all of the then-outstanding shares of the 7.50% convertible perpetual preferred stock (including all paid-in-kind dividends issued in respect thereof) previously issued to the MHR Funds pursuant to the Securities Purchase Agreement and issued to the MHR Funds 9,505,673 shares of our non-voting common stock in lieu thereof.  The shares of non-voting common stock issued in connection with the Implementing Order are being registered under this prospectus.

Also pursuant to the Implementing Order, on December 23, 2008, we entered into an Amended and Restated Registration Rights Agreement (the “New Registration Rights Agreement”) with the MHR Funds.  The New Registration Rights Agreement provides for registration rights for the shares of non-voting common stock and common stock held by the MHR Funds on substantially similar terms. The shares of non-voting common stock and common stock being registered under this prospectus are required to be registered pursuant to the New Registration Rights Agreement.  Pursuant to that certain letter agreement, dated June 30, 2009, between the Company and the MHR Funds, the MHR Funds have agreed to waive the Company’s obligation under the New Registration Rights Agreement to use its reasonable efforts to cause the shares of non-voting common stock to be listed on the Nasdaq Global Select Market until written notice from the MHR Funds to the contrary.

In October 2008, our directors and officers liability insurers asserted that any payment of plaintiffs’ attorneys’ fees in the In re: Loral Space and Communications Inc. Consolidated Litigation should be borne by MHR, the MHR Funds and other entities affiliated with MHR (MHR, the MHR Funds and such other entities, collectively, the “MHR Entities”) and that, to the extent fees are paid by us (either pursuant to a court award or court approved settlement), we should assert a claim against the MHR Entities to recover such fees.  Our board of directors appointed Mr. John Stenbit to act as an independent special committee to consider this matter, and, based upon legal advice from independent counsel, he concluded that we should not bring such a claim.

In addition, the Company has received a request for indemnification from its directors who are affiliated with MHR for defense costs in the amount, as of November 30, 2008, of approximately $18 million (the “MHR-Affiliated Director Indemnity Claim”). The Company has referred this request for indemnification to Mr. John Stenbit who has been appointed by the Board of Directors to act as an independent special committee of the Board with respect to determination of the amount of defense costs properly allocable to the MHR-affiliated directors in their capacity as Loral directors and for which they are entitled to indemnification. Since the special committee has not yet made any determinations with respect to its assignment, the Company cannot estimate how much, if any, of the $18 million claimed by the directors affiliated with MHR will be subject to indemnification.  In addition, the insurers have taken the position that it appears that no coverage is available for the MHR-Affiliated Director Indemnity Claim and have reserved their rights with respect thereto.  The Company does not agree with the insurers’ position and is seeking to recover from the insurers in an insurance coverage litigation any fees and expenses that may properly be payable to the MHR-affiliated directors.

Information on paid-in-kind dividends paid to the MHR Funds with respect to their holdings of the Loral preferred stock prior to its cancellation, for the years ended December 31, 2008 and 2007, is as follows (in thousands, except share amounts):

	December 31, 2008	December 31, 2007

Loral Series-1 Preferred Stock

Dividends paid in the form of additional shares:

— Number of shares	80,423	47,762

— Amount	$24,248	$14,400

Telesat Holdings

On October 31, 2007, together with our Canadian partner, Public Sector Pension Investment Board (“PSP”), through Telesat Holdings, a newly-formed joint venture, we completed the acquisition of Telesat Canada (“Telesat”) from BCE Inc.  In connection with the Telesat transaction, on October 31, 2007, the Company and certain of its subsidiaries, PSP and one of its subsidiaries, two third-party investors, Telesat Holdings and certain of its subsidiaries, including Telesat, and MHR entered into a Shareholders Agreement (the “Shareholders Agreement”). Under the Shareholders Agreement, in the event that either (i) direct or indirect ownership or control by Dr. Rachesky of our voting common stock falls below certain levels or (ii) there is a change in the composition of a majority of the members of our board of directors over a consecutive two-year period, we will lose certain veto rights we have to approve certain extraordinary actions by Telesat Holdings and its subsidiaries. In addition, after either of these events, PSP will have certain rights to enable it to exit from its investment in Telesat Holdings, including a right to cause Telesat Holdings to conduct an initial public offering in which PSP’s shares would be the first shares offered or, if no such offering has occurred within one year due to a lack of cooperation from us or Telesat Holdings, to cause the sale of Telesat Holdings and to drag along the other shareholders in such sale, subject to our right to call PSP’s shares at fair market value.

The Shareholders Agreement provides for a board of directors of each of Telesat Holdings and certain of its subsidiaries, including Telesat, consisting of 10 directors, three nominated by Loral, three nominated by PSP and four independent directors to be selected by a nominating committee comprised of one PSP nominee, one nominee of Loral and one of the independent directors then in office.  Each party to the Shareholders Agreement is obligated to vote all of its Telesat Holdings shares for the election of the directors nominated by the nominating committee.  Pursuant to action by the board of directors taken on October 31, 2007, Dr. Rachesky was appointed non-executive Chairman of the Board of Directors of Telesat Holdings and certain of its subsidiaries, including Telesat.

As of December 31, 2008, certain of the MHR Funds held $83.7 million in principal amount of Telesat 11% Senior Notes and $29.75 million in principal amount of Telesat 12.5% Senior Subordinated Notes.

Board of Directors Matters

Dr. Rachesky and Mr. Hal Goldstein are co-founders and managing principals of MHR. Mr. Sai Devabhaktuni is also a managing principal of MHR.  Dr. Rachesky, Mr. Goldstein and Mr. Devabhaktuni were re-elected at our 2009 annual meeting of stockholders to our board of directors. In their capacity as directors of Loral, they receive compensation for their service on our board of directors.  In 2008, 2007 and 2006, Dr. Rachesky received, respectively, $34,500 and 5,000 restricted stock units, $38,000 and 10,000 shares of restricted stock (5,000 shares of which were granted with respect to board service in 2006) and $44,500.  In 2008, 2007 and 2006, Mr. Devabhaktuni received, respectively, $28,500 and 2,000 restricted stock units, $32,500 and 4,000 shares of restricted stock (2,000 shares of which were granted with respect to board service in 2006) and $38,500.  In 2008, 2007 and 2006, Mr. Goldstein received, respectively, $31,500 and 2,000 restricted stock units, $33,500 and 4,000 shares of restricted stock (2,000 shares of which were granted with respect to board service in 2006) and $42,000.  At the request of Dr. Rachesky and Messrs. Devabhaktuni and Goldstein, of the fees paid to each of them in 2006, $6,500, $6,000 and $6,500, respectively, was paid to the MHR Funds.

MHR Ownership of Securities of Loral Skynet

Certain of the MHR Funds held shares of Loral Skynet preferred stock, which were redeemed on November 5, 2007 for $90.8 million, and Loral Skynet notes, which were redeemed on September 5, 2007 for $61.9 million.  Information on dividends and interest paid to the MHR Funds with respect to their holdings of the Loral Skynet preferred stock and Loral Skynet notes prior to their redemption, for the years ended December 31, 2008, 2007 and 2006, is as follows (in thousands, except share amounts):

	December 31, 2008	December 31, 2007	December 31, 2006

Loral Skynet Preferred Stock

Dividends paid in cash	$—	$4,513	$500

Dividends paid in the form of additional shares:

— Number of shares	—	44,539	27,011

— Amount	$—	$8,908	$5,400

Loral Skynet Notes

Interest payments paid in cash	$—	$8,967	$5,100

Redemption premium paid in cash	$—	$5,624	$—

MHR Ownership of Securities of Protostar

Pursuant to a contract with Protostar Ltd. (“Protostar”) valued at $26.0 million, SS/L has modified a satellite that Protostar acquired from China Telecommunications Broadcast Satellite Corporation and China National Postal and Telecommunications Appliances Corporation under an agreement reached in 2006. This satellite, renamed Protostar I, was launched on July 8, 2008 from the European Spaceport in Kourou, French Guiana.

The MHR Funds own preferred stock convertible currently into approximately 18.6% of the common stock of Protostar Ltd. assuming the conversion of all issued and outstanding shares of preferred stock, including the shares owned by the MHR Funds. The MHR Funds also hold Protostar warrants exercisable upon the occurrence of certain events. Upon conversion of such preferred stock and warrants, such funds would own 7.8% of the common stock of Protostar on a fully-diluted basis assuming the exercise or conversion, as the case may be, of all currently outstanding shares of preferred stock, convertible notes, options and warrants, including the shares of preferred stock and warrants owned by such funds. MHR has the right (which has not yet been exercised) to nominate one of nine directors to Protostar’s board of directors. The information set forth in this paragraph is as of December 31, 2008 and the share percentages have been calculated based on information provided by Protostar. The MHR Funds are also participants in Protostar’s $200 million credit facility, dated March 19, 2008, with an aggregate participation of $6.0 million.

Other Material Relationships

In 2006, we paid $578,000 in legal fees and out-of-pocket expenses incurred by MHR in connection with our reorganization and other legal matters.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged shall attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)	privately negotiated transactions;

(f)	short sales;

(g)	through the writing of options on the securities, whether or not the options are listed on an options exchange;

(h)	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

(i)	one or more underwritten offerings on a firm commitment or best efforts basis; and

(j)	any combination of any of these methods of sale.

The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder shall decrease. The plan of distribution for that selling stockholder’s securities shall otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer shall be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholder’s securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions shall be an underwriter and, if not identified in this prospectus, shall be identified in the applicable prospectus supplement (or a post-effective amendment).

The selling stockholders and other persons participating in the sale or distribution of the securities shall be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents (who may be deemed to be underwriters), if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

DESCRIPTION OF COMMON STOCK

General

The following description of our common stock is only a summary. We encourage you to read our restated certificate of incorporation, which is incorporated into the registration statement of which this prospectus forms a part. As of the date of this prospectus, we are authorized to issue up to 70,000,000 shares of our common stock, par value $0.01 per share divided into two series, of which 50,000,000 shares are voting common stock and 20,000,000 shares are non-voting common stock and up to 10,000,000 shares of preferred stock, par value $0.01 per share.  As of April 30, 2009 we had outstanding 20,317,368 shares of our voting common stock, 9,505,673 shares of our non-voting common stock and no shares of our preferred stock.

Common Stock

Each share of voting common stock and each share of non-voting common stock are identical and are treated equally in all respects, except with respect to voting rights as set forth below and the fact that our non-voting common stock is not listed on any national securities exchange or quoted on an automated quotation system of a national securities association.  The rights of holders of our voting and non-voting common stock discussed below are subject to the rights that our board of directors may from time to time confer on holders of our preferred stock issued in the future.  These rights may adversely affect the rights of holders of our voting common stock, non-voting common stock, or both.

Liquidation Rights

Upon voluntary or involuntary liquidation, dissolution or winding up, the holders of our voting common stock and non-voting common stock, treated as a single class, share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock.

Dividends

Except as otherwise provided by the Delaware General Corporation Law (“DGCL”) or our restated certificate of incorporation, the holders of our voting common stock and non-voting common stock, subject to preferences and other rights of holders of any series of preferred stock, are entitled to receive dividends when and as declared by our board of directors out of legally available funds. Holders of our voting common stock and non-voting common stock, treated as a single class, are entitled to share ratably in such dividends.

Voting Rights

Except as otherwise provided by the DGCL or our restated certificate of incorporation, each holder of voting common stock is entitled to one vote in respect of each share of voting common stock held of record on all matters submitted to a vote of stockholders. Our restated certificate of incorporation does not permit our stockholders to act by written consent in lieu of a meeting.  Except as otherwise provided by the DGCL or our restated certificate of incorporation, holders of non-voting common stock are not entitled to voting rights.  Under our restated certificate of incorporation, holders of non-voting common stock may vote as a separate class on amendments to provisions of the restated certificate of incorporation that provide for the equal treatment of the non-voting common stock and the voting common stock.

Miscellaneous

Our voting common stock and non-voting common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Holders of our voting common stock and non-voting common stock have no preemptive or other rights to subscribe for or purchase additional securities of ours. Shares of our voting common stock and non-voting common stock are not subject to calls or assessments. All of the outstanding shares of our voting common stock and non-voting common stock are fully paid and nonassessable.  Holders of our voting common stock do not have cumulative voting rights.

Transfer Agent

The transfer agent and registrar for our voting common stock is Registrar and Transfer Company.

Nasdaq Global Select Market

Our voting common stock is listed and traded on the Nasdaq Global Select Market under the symbol “LORL.”  Our non-voting common stock is not listed on any national securities exchange or quoted on an automated quotation system of a national securities association.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law

The following paragraphs summarize certain provisions of the DGCL, and our restated certificate of incorporation and amended and restated bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the Commission as exhibits to registration statements previously filed by us. See “Where You Can Find More Information.”

General

Certain provisions of our restated certificate of incorporation and amended and restated by-laws, as summarized below, and applicable provisions of the DGCL could make our acquisition by a third party, a change in our incumbent management or a similar change of control more difficult, including:

•	an acquisition of us by means of a tender or exchange offer;

•	an acquisition of us by means of a proxy contest or otherwise; or

•	the removal of a majority or all of our incumbent officers and directors.

These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal.

Election and removal of directors

A director, other than a preferred stock director, may be removed from office only for cause and only by the vote of at least two-thirds in voting power of the outstanding stock entitled to vote in an election of directors. In addition, our restated certificate of incorporation provides that, subject to the rights of the holders of shares of any series of preferred stock then outstanding, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by a majority of the directors then in office (even though less than a quorum is then in office) or by the sole remaining director and any director elected to fill a vacancy may hold office for a term that coincides with the term of the class to which such director was elected.

Stockholder action by written consent

Subject to the rights of holders of any series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting.

Stockholder meetings

Under our restated certificate of incorporation and amended and restated by-laws, the chairman of the board of directors, the chief executive officer and president, three or more members of the board of directors or the chief executive officer and president, at the request of a majority of the voting power of the then outstanding shares of capital stock then entitled to vote, may call at any time special meetings of stockholders.

Requirements for advance notification of stockholder nominations and proposals

Our amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors.

By-law amendments

Our amended and restated by-laws may be amended only by our board of directors or upon the vote of holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Delaware anti-takeover law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is defined generally as a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Undesignated preferred stock; prohibition on non-voting capital stock

The authorization of undesignated preferred stock makes it possible for our board of directors to issue stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Limitation of liability

As permitted by the DGCL, our restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our restated certificate of incorporation and bylaws also provide for the indemnification of our directors and officers to the fullest extent authorized by the DGCL. The indemnification provided under our amended and restated certificate of incorporation and bylaws includes the right to be paid certain expenses. These expenses include fees, including attorneys’ fees, reasonably incurred in investigating, defending or responding to any civil or criminal action, suit, proceeding or investigation in which one or more of our current or former directors or officers has been named as a defendant, respondent or target, and any related appeal. We will cover these expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Such determination will be made without reference to the financial ability of the current or former director or office to make repayment.

The indemnification provisions of our restated certificate of incorporation generally do not cover, except to the extent required by the restated certificate of incorporation or Delaware law, our predecessor corporation Loral Space & Communications Ltd., a Bermuda company, or any of their direct or indirect subsidiaries. We may be required to provide indemnification for certain persons or acts associated with Loral Space & Communications Ltd. with respect to certain tax obligations and as allowed in the Fourth Amended Joint Plan of Reorganization, dated as of June 3, 2005, of Loral Space & Communications Ltd.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to our restated certificate of incorporation, our amended and restated bylaws and the DGCL, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under our restated certificate of incorporation, we have the power to purchase and maintain insurance, at our own expense, on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other business, including any employee benefit plan, against any liability or loss asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s status as such, whether or not we would have the power to or are obligated to indemnify such person against such liability or loss. Any indemnification and reimbursement of expenses provided by us will not be available to the extent that indemnification or reimbursement has been received by such person under any applicable policy of insurance or otherwise. We maintain director and officer liability insurance on behalf of our directors and officers.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, New York, New York, will issue an opinion about certain legal matters with respect to the securities.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and Current Report on Form 8-K dated June 2, 2009, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Telesat Holdings Inc. and its subsidiaries incorporated in this prospectus by reference from the Current Report on Form 8-K of Loral Space & Communications Inc. dated June 8, 2009 have been audited by Deloitte & Touche LLP, an independent registered chartered accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of XTAR, L.L.C. and subsidiary incorporated in this prospectus by reference from the Annual Report on Form 10-K of Loral Space & Communications Inc. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.  Information about us is also available on our website at www.loral.com. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and be deemed incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Proxy Statement on Schedule 14A for our 2009 Annual Meeting of Stockholders, filed with the SEC on April 14, 2009;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2009;

•	Our Current Reports on Form 8-K filed March 10, 2009, May 20, 2009, June 2, 2009, June 22, 2009 and June 30, 2009; and

•
Our Current Report on Form 8-K filed June 2, 2009 containing our audited consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which give effect to the retrospective application of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51.  Such Current Report also contains selected financial data and management’s discussion and analysis of financial condition and results of operations, which have been adjusted to give effect to the retrospective application of this standard.

•
Our Current Report on Form 8-K filed June 8, 2009 containing the audited consolidated financial statements of Telesat Holdings Inc. as of December 31, 2008 and 2007, for the year ended December 31, 2008 and for the period October 31, 2007 to December 31, 2007 (Successor Entity) and for the period January 1, 2007 to October 30, 2007 and the year ended December 31, 2006 (Predecessor Entity), incorporating, as a footnote, information pursuant to Articles 4-01(a)(2) and 3-10(d) of Regulation S-X.  Article 4-01(a)(2) requires that financial statements of foreign private issuers prepared using a basis of presentation other than United States generally accepted accounting principles (“U.S. GAAP”) or International Financial Reporting Standards include all disclosures required by U.S. GAAP and the provisions of Regulation S-X as specified in Item 18 of Form 20-F. Article 3-10(d) requires financial statements of guarantors and issuers of guaranteed securities registered or to be registered to include, in a footnote, condensed consolidating financial information relating to the parent company, the subsidiary issuer, the guarantor subsidiaries of the parent company on a combined basis, the non-guarantor subsidiaries of the parent company on a combined basis, consolidating adjustments and total consolidated amounts.

In no event, however, will any of the information that we furnish under Item 2.02, Item 7.01, or Item 9.01 of any Current Report on Form 8-K that we may file from time to time with the SEC be incorporated by reference into, or otherwise included in, this prospectus.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or website. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, Attention: Investor Relations, telephone: (212) 697-1105.

LORAL SPACE & COMMUNICATIONS INC.

Voting Common Stock 954,613 Shares
Non-Voting Common Stock 9,505,673 Shares

PROSPECTUS

          , 2009

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$17,201.17
Legal Fees and Expenses	75,000.00	*
Accounting Fees and Expenses	50,000.00	*
Printing Expenses	50,000.00	*
Blue Sky Fees	5,000.00	*
Transfer Agent Fees and Expenses	25,000.00	*
Miscellaneous	5,000.00	*
Total	$227,201.17

 *        Estimate

Item 15.  Indemnification of Directors and Officers.

Section 145 of the DGCL, allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. In addition, the Registrant carries director and officer liability insurance.

Additionally, as of November 21, 2005, the Registrant entered into Officers’ and Directors’ Indemnification Agreements (each, an “Indemnification Agreement”) with certain officers of the Registrant who entered into employment agreements with the Registrant. The Registrant also entered into Indemnification Agreements with each director of the Registrant as of the date such person became a director (each officer and director with an Indemnification Agreement, an “Indemnitee”). The Indemnification Agreements require the Registrant to indemnify the Indemnitees if the Indemnitees are a party to or threatened to be made a party to or are otherwise involved in any Proceeding (as that term is used in the Indemnification Agreement), except with regard to any Proceeding by or in the right of the Registrant to procure a judgment in its favor, against all Expenses and Losses (as those terms are used in the Indemnification Agreement), including judgments, fines, penalties and amounts paid in settlement, subject to certain conditions, actually and reasonably incurred in connection with such Proceeding, if the Indemnitees acted in good faith for a purpose which they reasonably believed to be in or not opposed to the best interests of the Registrant. With regard to Proceedings by or in the right of the Registrant, the Indemnification Agreements provide similar terms of indemnification; however, no indemnification will be made with respect to any claim, issue or matter as to which an Indemnitee shall have been adjudged to be liable to the Registrant, unless a court determines that the Indemnitee is entitled to indemnification for such portion of the Expenses as the court deems proper, all as detailed further in the Indemnification Agreements. The Indemnification Agreements also require the Registrant to indemnify the Indemnitees where the Indemnitees are successful, on the merits or otherwise, in the defense of any claim, issue or matter therein, as well as in other circumstances delineated in the Indemnification Agreements.

The indemnifications provided for by the Indemnification Agreements are subject to certain exclusions detailed therein. Space Systems/Loral, Inc. and Loral Holdings Corporation both guarantee the due and punctual payment of all of the Company’s obligations under the Indemnification Agreements.

The Registrant has purchased insurance from various insurance companies insuring the Registrant against obligations it might incur as a result of its indemnification of officers and directors for certain liabilities they might incur, and insuring such officers and directors for additional liabilities against which they might not be indemnified by us.

Item 16.  Exhibits.

3.1	Restated Certificate of Incorporation of Loral Space & Communications Inc.(1)

3.2	Loral Space & Communications Inc. Amended and Restated Bylaws.(2)

4.1*	Specimen Voting Common Stock Certificate.

4.2*	Specimen Non-Voting Common Stock Certificate.

5.1	Opinion of Willkie Farr & Gallagher LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Deloitte & Touche LLP, independent registered chartered accountants.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.4	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

99.1	Amended and Restated Registration Rights Agreement dated December 23, 2008 by and among Loral Space & Communications Inc. and the Persons Listed on the Signature Pages thereof.(2)

(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on May 20, 2009.

(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008.

*	To be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.
**	Previously filed.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 30, 2009.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Michael B. Targoff
Name: Michael B. Targoff
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
		Vice Chairman of the Board, Chief Executive Officer,	June 30, 2009
	/s/ Michael B. Targoff	and President
	Michael B. Targoff	(Principal Executive Officer)

	*	Director, Non-Executive	June 30, 2009
	Mark H. Rachesky, M.D.	Chairman of the Board

	*	Director	June 30, 2009
Sai S. Devabhaktuni

	*	Director	June 30, 2009
Hal Goldstein

	*	Director	June 30, 2009
John D. Harkey, Jr.

	*	Director	June 30, 2009
Arthur L. Simon

	*	Director	June 30, 2009
John P. Stenbit

	*	Senior Vice President and	June 30, 2009
	Harvey B. Rein	Chief Financial Officer
(Principal Financial Officer)

	*	Vice President and Controller	June 30, 2009
	John Capogrossi	(Principal Accounting Officer)

*By	/s/ Michael B. Targoff
Michael B. Targoff
Attorney-in-Fact

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation of Loral Space & Communications Inc. (1)

3.2	Loral Space & Communications Inc. Amended and Restated Bylaws. (2)

4.1*	Specimen Voting Common Stock Certificate.

4.2*	Specimen Non-Voting Common Stock Certificate.

5.1	Opinion of Willkie Farr & Gallagher LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Deloitte & Touche LLP, independent registered chartered accountants.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.4	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

99.1	Amended and Restated Registration Rights Agreement dated December 23, 2008 by and among Loral Space & Communications Inc. and the Persons Listed on the Signature Pages thereof.(2)

(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on May 20, 2009.

(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008.

*	To be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.
**	Previously filed.